Exhibit 5.1

November 14, 2016

Aehr Test Systems

400 Kato Terrace

Fremont, CA 94539

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 350,000 shares of your common stock, par value $0.01 per share (the “2006 Shares”), reserved for issuance under the Aehr Test Systems Amended and Restated 2006 Employee Stock Purchase Plan (the “2006 Plan”) and an aggregate of 2,238,467 shares of your common stock, par value $0.01 per share (the “2016 Shares” and collectively with the 2006 Shares, the “Shares”), reserved for issuance under the Aehr Test Systems 2016 Equity Incentive Plan (the “2016 Plan” and collectively with the 2006 Plan, the “Plans”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati